UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 10, 2019

MOBIQUITY TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

New York	000-51160	11-3427886
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

35 Torrington Lane Shoreham, New York	11786
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (516) 246-9422

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name on each exchange on with registered
Not applicable.	Not applicable.	Not applicable.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 10, 2019 Mobiquity Technologies, Inc. entered into a Membership Purchase Agreement, effective as of May 8, 2019, with Gopher Protocol, Inc. to acquire 49% of the limited liability company membership interests of Advangelists, LLC. We refer you to Item 2.01 of this Current report for details about the transaction covered by the Membership Purchase Agreement.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On May 10, 2019, Mobiquity Technologies, Inc. entered into a Membership Purchase Agreement, effective as of May 8, 2019, and acquired 49% of the limited liability company membership interests of Advangelists, LLC. As a result of this acquisition, in conjunction with Mobiquity’s previously announced acquisition of 48% of Advangelists’ membership interests on December 6, 2018 and 3% of Advangelists’ membership interests on April 30, 2019, Mobiquity owns 100% of Advangelists’ membership interests.

The acquisition of the 49% of Advangelists membership interests was accomplished in a transaction involving Mobiquity, Glen Eagles Acquisition LP, and Gopher Protocol, Inc.

Gopher acquired the 49% Advangelists membership interest from Glen Eagles and assumed Glen Eagles’ purchase money promissory note to Deepanker Katyal, as representative of the former Advangelists owners, with a remaining balance of $7,512,500 in satisfaction of indebtedness owed by Glen Eagles to Gopher. Concurrently with that transaction, Mobiquity acquired the 49% of Advangelists membership interests from Gopher and assumed the $7,512,500 promissory note. We refer you to Item 2.03 of this Current Report for further description of the promissory note. Additionally, warrants for 120 million Mobiquity shares of common stock which are issuable upon the conversion of Mobiquity Class AAAA preferred stock owned by Gopher were amended to provide for a cashless exercise.

The foregoing description of the transaction is not complete and is subject to, and qualified in its entirety by, the full text of the copies of agreements and instruments which are attached to this Current Report as exhibits.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In connection with the transaction described in Section 2.01 of this Current Report, Mobiquity Technologies, Inc. assumed a promissory note payable to Deepanker Katyal, as representative of the former owners of Advangelists, LLC which had a remaining principal balance of $7,512,500. The promissory note was amended and restated to provide the following:

•	Payment of principal plus interest in six monthly installments of $250,000 from May through October 2019.

•	A payment of $1.5 Million on December 15, 2019.

•	The remainder of the Note is payable in full by September 6, 2020 payable in the following manner:

•	If Mobiquity completes a “qualified financing” (which is defined in the promissory note) of $10 Million or more, up to 75% of net proceeds from that financing will be used to pay the balance of the promissory note at the closing of the financing. Any remaining balance under the promissory note after that will be paid in consecutive month installments of $500,000.

•	If Mobiquity does not complete a qualified financing by November 6, 2019, the balance of the promissory note will be paid in consecutive month installments of $500,000.

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•	The promissory note contains customary events of default and grace periods. The promissory note further provides that the payees’ sole recourse for an event of default shall be the transfer of 3% of Advangelists membership interests to the payee for each $500,000 increment of outstanding balance at the time of default.

The foregoing description of the promissory note is not complete and is subject to, and qualified in its entirety by, the full text of the copy of the promissory note which is attached to this Current Report as an exhibit.

Item 8.01 Other Events.

On May 15, 2019 Mobiquity Technologies, Inc. disseminated a press release announcing the transaction described in this Current Report.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Membership Interest Purchase Agreement, effective as of May 8, 2019 between Mobiquity Technologies, Inc. and Gopher Protocol, Inc.

10.2	Amended and Restated $7,512,500 Promissory Note dated as of May 10, 2019 from Mobiquity Technologies, Inc. to Deepanker Katyal, as representative of the former members of Advangelists, LLC.

10.3	Assignment and Assumption Agreement effective as of May 8, 2019 between Mobiquity Technologies, Inc. and Gopher Protocol, Inc.

99.1	Mobiquity Technologies, Inc. press release dated May 15, 2019.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: May 15, 2019	MOBIQUITY TECHNOLOGIES, INC.

By: /s/ Dean L. Julia
Name: Dean L. Julia
Title: Chief Executive Officer

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